Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of NV5 Holdings, Inc. on Form S-3 (File No. 333-198113) and on Form S-8 (File No. 333-187963) of our report dated April 10, 2015 relating to the consolidated financial statements of Joslin, Lesser & Associates, Inc. appearing in this Form 8−K/A.

/s/ Gray, Gray & Gray, LLP

GRAY, GRAY & GRAY, LLP

Canton, MA

April 13, 2015